EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
VANTAGE, INC.
A Nevada Corporation

We the undersigned, as President and Secretary of VANTAGE, INC., a Nevada Corporation, Do hereby certify:

            That the Board of Directors of said corporation, at a meeting duly convened and held on the 21st day of April 1995, adopted a resolution to amend the original Articles of Incorporation as follows:

            The First Article shall be amended to read as follows:

            First. The name of the corporation is:

COFITRAS ENTERTAINMENT, INC.

            The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 54,668,064; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ ILLEGIBLE	/s/ ILLEGIBLE
President	Secretary